Exhibit 4.1
     AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of October 21, 2005 by and among Service Corporation International, a corporation duly organized and existing under the laws of the state of Texas and having its principal office at 1929 Allen Parkway, Houston, TX 77019 (the “Issuer”), The Bank of New York, (the “Prior Trustee”), and The Bank of New York Trust Company, N.A., (the “Successor Trustee”).
RECITALS:
     WHEREAS, the Issuer and Prior Trustee entered into a Trust Indenture dated as of 2/1/1993 by and between the Issuer and the Prior Trustee (the “Indenture”);
     WHEREAS, the bonds listed on Exhibit A (the “Bonds”) were originally authorized and issued under the Indenture;
     WHEREAS, the Issuer desires to appoint Successor Trustee as Trustee, Paying Agent and Registrar to succeed Prior Trustee in such capacities under the Indenture; and
     WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee, Paying Agent and Registrar under the Indenture;
     NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
THE PRIOR TRUSTEE
     SECTION 1.01 Prior Trustee hereby resigns as Trustee under the Indenture.
     SECTION 1.02 Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture: provided, however Prior Trustee shall continue to be entitled to the expense reimbursement and indemnity provisions thereunder with respect to the period prior to the effective date hereof. Prior Trustee shall at the expense of the Successor Trustee execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trust hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Registrar.

ARTICLE II
THE ISSUER
     SECTION 2.01 The Issuer hereby accepts the resignation of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture.
     SECTION 2.02 All conditions relating to the appointment of The Bank of New York Trust Company, N.A., as Successor Trustee, Paying Agent and Registrar under the Indenture have been met and the Issuer hereby appoints Successor Trustee as Trustee, Paying and Registrar under the Indenture with like effect as if originally named as Trustee, Paying Agent and Registrar in the Indenture.
ARTICLE III
THE SUCCESSOR TRUSTEE
     SECTION 3.01 Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is not disqualified to act as Trustee under the Indenture.
     SECTION 3.02 Successor Trustee hereby accepts its appointment as Successor Trustee, Paying Agent and Registrar under the Indenture and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Registrar under the Indenture.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on October 21, 2005.
     SECTION 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     SECTION 4.03 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

Service Corporation International as Issuer

By:	/s/ Jeffrey E. Curtiss

Name:	Jeffrey E. Curtiss
Title:	Senior Vice President, Chief Financial Officer and Treasurer

The Bank of New York, as Prior Trustee

By:	/s/ Van K. Brown

Name:	Van K. Brown
Title:	Vice President

The Bank of New York Trust Company, N.A., as Successor Trustee

By:	/s/ Tamara K. Ellis

Name:	Tamara K. Ellis
Title:	Vice President